EXHIBIT 15


         June 22, 1994



     VICORP Restaurants, Inc. :

     We are aware that VICORP Restaurants, Inc. has incorporated by reference into the Company's previously filed Registration Statements File No. 33-26650, 33-32608, 33-34447, 33-48205, and 33-49166, its Form 10-Q for the
     quarter ended May 15, 1994, which includes our report dated June 7, 1994, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


     Very truly yours,


     ARTHUR ANDERSEN & CO